1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/healthcare2

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Grubb & Ellis Healthcare REIT II Acquires
Livingston Medical Arts Pavilion in Texas

LIVINGSTON, Texas (June 30, 2010) – Grubb & Ellis Healthcare REIT II, Inc. today announced that it has acquired Livingston Medical Arts Pavilion, a two-story, 30,000-square-foot, multi-tenant medical office building in Livingston. The acquisition closed on June 28, 2010.

Located at 403 Ogletree Drive, Livingston Medical Arts Pavilion is located on the 41-acre campus of, and adjacent to, the Memorial Medical Center – Livingston, a 66-bed facility specializing in critical access care and women’s health. A member of the Memorial Health System of East Texas, the medical center recently constructed a new 160,000-square-foot hospital wing in response to growing demand for healthcare services in the community.

“Livingston Medical Arts Pavilion is a Class A building that is fully leased on the campus of a thriving medical center,” said Danny Prosky, president and chief operating officer of Grubb & Ellis Healthcare REIT II. “Additionally, this acquisition is immediately accretive and supportive of our stockholder distribution, making it an ideal and very attractive addition to our portfolio.”

Built in 2007 within close proximity of Highway 59, the property is 100 percent leased to multiple tenants, but primarily to Memorial Health System of East Texas, which leases approximately 94 percent of the building. Livingston Medical Arts Pavilion offers multiple clinical procedures, including: neurology, sleep medicine, podiatric surgery, sports medicine, pediatrics, obstetrics, gynecology, family medicine and rheumatology.

Livingston Medical Office Building was acquired from McShane Development, an unaffiliated third party represented by Toby Scrivner and Jeff Matulis of Stan Johnson Company. Grubb & Ellis Healthcare REIT II financed the acquisition using cash proceeds received from its offering.

About Grubb & Ellis Healthcare REIT II
Grubb & Ellis Healthcare REIT II, Inc. intends to qualify as a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. Grubb & Ellis Healthcare REIT II is seeking to raise up to approximately $3 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings and other healthcare-related facilities.

Grubb & Ellis Healthcare REIT II is sponsored by Grubb & Ellis Company (NYSE: GBE). Grubb & Ellis is one of the largest and most respected commercial real estate services and investment companies in the world. Grubb & Ellis Company’s 6,000 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment subsidiaries, the company is a leading sponsor of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including publicly registered non-traded real estate investment trusts (REITs), mutual funds, separate accounts and other real estate investment funds. For more information, visit www.grubb-ellis.com.

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This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to Livingston Medical Arts Pavilion’s occupancy, whether its proximity to Memorial Medical Center – Livingston is beneficial to Livingston Medical Arts Pavilion, and whether the acquisition of Livingston Medical Arts Pavilion will be immediately accretive and its ability to support our stockholder distribution. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the strength and financial condition of Livingston Medical Arts Pavilion and its tenants; uncertainties relating to the financial strength of Memorial Medical Center — Livingston and the local economy of the city of Livingston; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS OR OFFERING MEMORANDUM.

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